Execution Copy

TRANSFER AGENCY AND SERVICE AGREEMENT

            This Transfer Agency and Service Agreement (“Agreement”) dated and effective as of December 17, 2019, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Transfer Agent”), and FLSP Holdings Corporation, a Cayman Islands exempted company (the “Company”).

            WHEREAS, the Company is a wholly-owned subsidiary of Franklin Liberty Systematic Style Premia ETF (the “Fund”) which is a series of Franklin Templeton ETF Trust (the “Trust”) and an investment company registered with the U.S. Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

            WHEREAS, the Company offers its shares (the “Shares”) for purchase and redemption solely to the Fund;

            WHEREAS, the Company is excluded from the definition of “investment company” in, and consequently exempt from registration under the 1940 Act, and the issuance of the Company’s Shares is exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”); and

            WHEREAS, the Company desires to retain the Transfer Agent to furnish certain transfer agency services to the Company, and the Transfer Agent is willing to furnish such services, on the terms and conditions set forth in this Agreement.

              Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.               TERMS OF APPOINTMENT

1.1            Appointment.  Subject to the terms and conditions set forth in this Agreement, the Company hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Company’s authorized and issued Shares to the Fund (the “Shareholder”).

1.2            Transfer Agency Services.  In accordance with procedures established from time to time by agreement between the Company and the Transfer Agent, the Transfer Agent shall:

(i)              receive orders for the purchase of Shares from the Company, and promptly deliver payment and appropriate documentation thereof to the custodian of the Company as identified by the Company (the “Custodian”);

(ii)            pursuant to such purchase orders, issue the appropriate number of Shares and book such Share issuance to the Fund account;

(iii)          receive and process redemption requests and redemption directions from the Company and deliver the appropriate documentation thereof to the Custodian;

(iv)           at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid  over in the appropriate manner such monies as instructed by the Fund;

(v)             process Fund account maintenance instructions (excluding instructions to change an account’s registration or wire instructions) received from the Company per instructions established by mutual agreement of the Transfer Agent and the Company;

(vi)           assist the Company with the processing of payments for any distributions declared by the Company;

(vii)         record the issuance of Shares of the Company and maintain a record of the total number of Shares of the Company which are issued and outstanding; and provide the Company on a regular basis with the total number of Shares of the Company which are issued and outstanding but the Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issuance or sale of such Shares, which functions shall be the sole responsibility of the Company; and

(viii)       except as otherwise instructed by the Company, the Transfer Agent shall process all transactions in the Company in accordance with the procedures mutually agreed upon by the Company and the Transfer Agent with respect to the proper net asset value to be applied to purchase orders received in good order by the Transfer Agent.

1.3            Additional Services.  In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)              Other Customary Services.  Perform certain customary services of a transfer agent, including, but not limited to:  maintaining the Shareholder account, mailing Shareholder reports to the Shareholder, maintaining on behalf of the Company such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, preparing and mailing confirmation forms and statements of account to the Shareholder for all transactions with respect to Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for the Shareholder, and providing the Shareholder account information.

(ii)            State Transaction (“Blue Sky”) Reporting.  If applicable, the Company shall be solely responsible for its “blue sky” compliance and state registration requirements.

(iii)          The Transfer Agent shall perform such other services for the Company that are mutually agreed to by the parties from time to time, for which the Company will pay such fees as may be mutually agreed upon, including the Transfer Agent’s reasonable out-of-pocket expenses.  The provision of such services shall be subject to the terms and conditions of this Agreement.

1.4            Authorized Persons.  The Company hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by  the Company and as may be amended from time to time, in receiving instructions to issue or redeem the Shares.  The Company, agrees and covenants for itself and each such authorized person that any order, sale or transfer of, or transaction in the Shares received by it after the close of the market shall be effectuated at the net asset value determined on the next business day or as otherwise required, and the Company or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5            Anti-Money Laundering.  The Company shall comply with all applicable anti-money laundering laws and regulations.  In the event that the Transfer Agent has received advice from counsel that access to due diligence records is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the relevant Company shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6            Tax Law.  The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on  the Company, the Shares, the Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof.  It shall be the responsibility of the Company to notify the Transfer Agent of the obligations imposed on  the Company, the Shares, the Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.7            Regulation GG. The Company represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) and covenants that it shall not engage in an Internet gambling business. In accordance with Regulation GG, the Company is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Transfer Agent pursuant to this Agreement or otherwise between or among any party hereto.

2.               FEES AND EXPENSES

2.1            Fee Schedule.  For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Company agrees to pay the Transfer Agent the fees and expenses set forth in a written fee schedule.

3.               Delivery of Documents

            The Company will promptly deliver to the Transfer Agent copies of each of the following documents and all future amendments and supplements, if any:

a.         The Company’s Memorandum and Articles of Association and all amendments thereto (the “Governing Documents”);

b.         A Certificate of  the Company’s director  or its functional equivalent certifying the authorization of (1) the Company to enter into this Agreement and (2) certain individuals on behalf of the Company to (a) give instructions to the Transfer Agent pursuant to this Agreement and (b) sign checks and pay expenses; and

d.         Such other certificates, documents or opinions which the Transfer Agent may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

4.               REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Company that:

4.1         It is a trust company duly organized and existing under the laws of The Commonwealth of Massachusetts.

4.2     It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Company in the event of any material change in its status as a registered transfer agent.

4.3     It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.4     It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

4.5     All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6     No legal or administrative proceedings have been instituted or threatened which would materially impair the Transfer Agent’s ability to perform its duties and obligations under this Agreement.

4.7     Its execution of this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Transfer Agent or any law or regulation applicable to it.

4.8     It shall comply with all laws and regulations applicable to it as such laws and regulations relate to the Transfer Agent’s performance of the services hereunder.

4.9     It will notify the Trust promptly if any of the representations and warranties above cease to be true.

5.               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Transfer Agent that:

5.1         It is duly organized and existing under the laws of the Cayman Islands.

5.2         It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3         All requisite proceedings have been taken to authorize the Company to enter into, perform and receive services pursuant to this Agreement.

5.4         Where information provided by  the Company or  the Company’s investors includes information about an identifiable individual (“Personal Information”), the Company represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such Personal Information in connection with the performance of the services hereunder. The Company acknowledges that the Transfer Agent may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Company, including the United States and that information relating to the Company, including Personal Information of investors may be accessed by national security authorities, law enforcement and courts.  Subject to the satisfaction of the standard of care in Section 7 of this Agreement, the Transfer Agent shall be kept indemnified by and be without liability to  the Company for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.5         No legal or administrative proceedings have been instituted or threatened which would materially impair the Company’s ability to perform its duties and obligations under this Agreement.

5.6         The execution by the Company of this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it.

5.7         The Company shall comply with all laws and regulations applicable to it.

5.8         The Company will notify the Transfer Agent promptly if any of the representations and warranties above cease to be true.

6.               DATA ACCESS SERVICES

6.1         The Company acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to  the Company by the Transfer Agent as part of the Company’s ability to access certain Company-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party.  In no event shall Proprietary Information be deemed to be Shareholder information or the confidential information of  the Company.  The Company agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.  Without limiting the foregoing, the Company agrees for itself and its officers and agents, to:

(i)              use such programs and databases solely on  the Company’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between  the Company and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)            refrain from copying or duplicating in any way the Proprietary Information;

(iii)          refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)           refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to  the Company’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)             allow  the Company or such agents to have access only to those authorized transactions agreed upon by  the Company and the Transfer Agent;

(vi)           honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

6.2         Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

6.3         The Company may disclose Proprietary Information in the event that it is required to be disclosed:  (i) by law or in a judicial or administrative proceeding; or (ii) by an appropriate regulatory authority having jurisdiction over the Company; provided that all reasonable legal remedies for maintaining such information in confidence have been exhausted, including, but not limited to, giving the Transfer Agent as much advance notice of the possibility of such disclosure as practical so the Transfer Agent may attempt to prevent such disclosure or obtain a protective order concerning such disclosure.

6.4         If  the Company notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure.  Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Company agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.  DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS.  THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.5         If the transactions available to the Company include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Shares, Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

6.6         Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section.  The obligations of this Section shall survive any earlier termination of this Agreement.

6.7         Notwithstanding Section 6.1, the Company is granted a non-exclusive, non-transferable and perpetual right to use reports generated in connection with the Company’s receipt of transfer agency services hereunder; provided, however, that (i) such use is limited to the Trust’s internal business purposes and (ii) such reports may not be re-distributed by the Company except in the ordinary course of its business to internal organizations for informational purposes.

7.               STANDARD OF CARE / LIMITATION OF LIABILITY

7.1       The Transfer Agent shall at all times act in good faith and without negligence and agrees to exercise the reasonable level of skill, care and diligence of a professional provider of transfer agency services and use all reasonable efforts in its performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its, or its employees’ or agents’ negligence, bad faith, fraud, willful misconduct or reckless disregard of duties hereunder. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

7.2       In any event, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Company under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by  the Company including, but not limited to, any liability relating to  the Company’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period.  “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred.  Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2019 shall be the date of this Agreement through December 31, 2019, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2020 and terminating on December 31, 2020 shall be the date of this Agreement through December 31, 2019, calculated on an annualized basis.  In no event shall the Transfer Agent be liable for special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

8.               INDEMNIFICATION

8.1       The Transfer Agent shall not be responsible for, and the Company shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(i)              all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence, bad faith, fraud, willful misconduct or reckless disregard of duties hereunder;

(ii)             the Company’s breach of any representation, warranty or covenant of  the Company hereunder;

(iii)           the Company’s lack of good faith, negligence or willful misconduct;

(iv)           reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by  the Company, and which have been prepared, maintained or performed by  the Company or any other person or firm on behalf of  the Company, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of  the Company or its officers, or  the Company’s agents or subcontractors or their officers or employees; (c) any instructions or opinions of legal counsel to  the Company with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)             the offer or sale of Shares in violation of any requirement under the federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;

(vi)           the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to,  the Company’s demand deposit accounts maintained by the Transfer Agent;

(vii)         all actions relating to the transmission of Company or Shareholder data through the NSCC clearing systems, if applicable; and

(viii)       any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

8.2       At any time the Transfer Agent may apply to any officer of  the Company for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by  the Company for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.  The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of  the Company, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by  the Company, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from  the Company.  The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of  the Company, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

9.               ADDITIONAL COVENANTS OF THE COMPANY AND THE TRANSFER AGENT

9.1       Certificates, Checks, Facsimile Signature Devices.  The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.2       Records.  The Transfer Agent agrees that all records which it maintains for the Company shall at all times remain the property of  the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 11.  The Transfer Agent further agrees that all records that it maintains for  the Company will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.  Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent.  In the event that the Transfer Agent is requested or authorized by  the Company, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of  the Company by state or federal regulatory agencies, to produce the records of  the Company or the Transfer Agent’s personnel as witnesses or deponents, the Company agrees to pay the Transfer Agent for the Transfer Agent’s time and expenses, as well as the fees and expenses of the Transfer Agent’s counsel, incurred in such production.

10.            CONFIDENTIALITY

10.1     All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential.  All confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (which term for purposes of this Section 10.1 includes each of its parent company, branches and affiliates (“Affiliates”)), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.  The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.2         Reserved

10.3     The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

11.            EFFECTIVE PERIOD AND Termination

This Agreement shall remain in full force and effect for an initial term ending May 31, 2020 (the “Initial Term”).  After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.  During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.  Upon termination of this Agreement pursuant to this paragraph with respect to a Company, such Company shall pay Transfer Agent its compensation due and shall reimburse Transfer Agent for its costs, expenses and disbursements.

In the event of: (i) a Company’s termination of this Agreement with respect to such Company for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to such Company (or its respective successor), such Company shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Transfer Agent with respect to such Company) and shall reimburse the Transfer Agent for its costs, expenses and disbursements.  Upon receipt of such payment and reimbursement, the Transfer Agent will deliver such Company’s records as set forth herein.  For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of a Company and distribution of such Company’s assets as a result of the Company’s determination in its reasonable business judgment that such Company is no longer viable, (b) a merger of such Company into, or the consolidation of such Company with, another entity, or (c) the sale by such Company of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to such Company (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Company shall in no way affect the rights and duties under this Agreement with respect to any other Company.

Should the Agreement be terminated by either party for any reason and if requested by the Company, the Transfer Agent agrees to continue performing the services contemplated in this Agreement pursuant to the terms and conditions of this Agreement at the rates set forth in the then current fee schedule and for a reasonable period of time to be agreed upon by the parties in good faith, in order to provide for the orderly transition of services to an alternative service provider designated by the Company so that, to the extent feasible, the services are maintained without interruption. The Company shall reimburse the Transfer Agent for additional costs (to be mutually agreed upon by the parties) which are reasonably incurred by the Transfer Agent in the transition.

12.            assignment

12.1     Except as provided in Section 13 and Section 14.14 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

12.2     Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Company, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Company.  This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

12.3     This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Company.  Other than as provided in Section 13 and Section 14.14, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.       subcontractors

The Transfer Agent may, without further consent on the part of  the Company, subcontract for the performance hereof with a transfer agent duly registered pursuant to Section 17A(c)(2) of the 1934 Act including, but not limited to:  (i) Boston Financial Data Services, Inc., a Massachusetts corporation (“BFDS”), (ii) a BFDS subsidiary or affiliate, or (iii) another affiliated or unaffiliated third party duly registered as a transfer agent; provided, however, that the Transfer Agent shall remain liable to the Company for the acts and omissions of any subcontractor under this Section as it is for its own acts and omissions under this Agreement.

14.            miscellaneous

14.1     Amendment.  This Agreement may be amended or modified by a written agreement executed by the parties.

14.2     Massachusetts Law to Apply.  This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without regard to its conflict of laws provisions.

14.3     Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

14.4     Data Protection.  State Street will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Company’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

14.5     Survival.  All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

14.6     Severability.  If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.7     Priorities Clause.  In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

14.8     Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.  Any waiver must be in writing signed by the waiving party.

14.9     Entire Agreement.  This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

14.10   Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.  Counterparts may be executed in either or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

14.11   Reproduction of Documents.  This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.12   Notices.  Any notice or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

(a)       If to Transfer Agent, to:

STATE STREET BANK AND TRUST COMPANY

Transfer Agency

Attention: Compliance

One Heritage Drive Building

1 Heritage Drive

Mail Stop OHD0100

North Quincy, MA  02171

With a copy to:

STATE STREET BANK AND TRUST COMPANY

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA  02111

Attention:  Senior Vice President and Senior Managing Counsel

(b)             If to the Company, to:

c/o Maples Corporate Services Ltd.

P.O. Box 309

Ugland House

Grand Cayman KY1 1104, Cayman Islands

Attention:  Julie S. Patel, Vice President and Secretary

Telephone: (650) 312-5699

e-mail: julie.patel@franklintempleton.com

With a copy to:

Franklin Templeton Investments

One Franklin Parkway, San Mateo, CA 94403-1906

Attention:. Navid Tofigh, Esq.

Telephone: (650) 312-3492

e-mail: navid.tofigh@franklintempleton.com

14.13   Interpretive and Other Provisions.  In connection with the operation of this Agreement, the Transfer Agent and the Company, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement.  Any such interpretive or additional provisions shall be in a writing signed by both parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Company’s governing documents.  No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

14.14   Employment of Others.  The Transfer Agent may employ, engage, associate or contract with such person or persons, including, without limitation, affiliates and subsidiaries of the Transfer Agent, as the Transfer Agent may deem desirable to assist it in performing its duties under this Agreement without the consent of the Company; provided, however, that the compensation of such person or persons shall be paid by the Transfer Agent and that the Transfer Agent shall be as fully responsible to the Company for the acts and omissions of any such person or persons as it is for its own acts and omissions under this Agreement.

14.15   Additional Companies.  If  additional companies affiliated with the Company desire the Transfer Agent to render transfer agency services under the terms of this Agreement, the Company shall so notify the Transfer Agent in writing.  If the Transfer Agent agrees in writing to provide the services, such company shall become  a Company hereunder by adding its name and the corresponding series of the Trust that serves as its sole Shareholder to Schedule A.  Such Company shall be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth in Section 5 above.

14.16   Limitations of Liability of the Director and Sole Shareholder.  It is expressly acknowledged and agreed that the obligations of the Company hereunder shall not be binding upon any shareholder, director, officer, employee or agent of the Company personally, but shall bind only the Company property. This Agreement has been duly authorized, executed and delivered by the Company and neither such authorization nor such execution and delivery shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Company property.

14.17   Sole Obligation of the Company.  This Agreement is an agreement entered into between the Transfer Agent and the Company.  In the event another company is added to this Agreement as provided in Section 14.15, with respect to any obligation of a particular company arising out of this Agreement, the Transfer Agent shall look for payment or satisfaction of such obligation solely to the assets of the particular company to which such obligation relates.

14.18   Reports/Certifications.  Upon reasonable request of the Company, the Transfer Agent shall provide the Company with a copy of the Transfer Agent’s Service Organizational Control (SOC) 1 reports prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 16).  The Transfer Agent shall use commercially reasonable efforts to provide the Company with such reports as the Company may reasonably request.

14.19   Cooperation with the Company’s Accountants.  Transfer Agent shall cooperate with the Company’s independent public accountants and take all reasonable actions in the performance of its obligations under this Agreement to provide such information, as may be reasonably requested by the Company from time to time, to such accountants for the expression of their opinion.

14.20   Business Continuity.  The Transfer Agent shall enter into and shall maintain in effect, at all times during the term of this Agreement, with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Company; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

State Street Bank and Trust Company
By:	/s/ Andrew Erickson
	Name:	Andrew Erickson
	Title:	Executive Vice President

FLSP HOLDINGS CORPORATION
By:	/s/ Matthew T. Hinkle
	Name:	Matthew T. Hinkle
	Title:	Director

Transfer Agency and Service Agreement

Schedule A

LIST OF COMPANIES AND ITS CORRESPONDING FUND THAT IS SOLE SHAREHOLDER OF THE COMPANY

COMPANY	FUND (SOLE SHAREHOLDER OF COMPANY)

FLSP Holdings Corporation	Franklin Liberty Systematic Style Premia ETF of Franklin Templeton ETF Company

A-1